Exhibit 16

[Piercy Bowler Taylor & Kern Letterhead]

February 1, 2008

Securities and Exchange Commission

100 F Street, N.E

Washington, DC  20549

We have read and agree with the comments in Item 4.01 of the Form 8-K/A of Elixir Gaming Technologies, Inc. (the “Company”) dated January 17, 2008, except for the comments in the last paragraph of Item 4.01 with which we do not agree or disagree. We performed no service with respect to any financial statements of the Company for any period ended later than September 30, 2007.

/s/ Piercy Bowler Taylor & Kern
Piercy Bowler Taylor & Kern
Las Vegas, Nevada